Exhibit 5.2
Paris, November 24, 2009
TOTAL S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Total Capital S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Dear Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $300,000,000 aggregate principal amount of 3.125% Guaranteed Notes Due 2015 (the “Notes”) of Total Capital, a société anonyme organized under the laws of the Republic of France (the “Company”), guaranteed as to payment of principal, premium, if any, and interest by TOTAL S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), pursuant to the guarantee endorsed thereon (the “Guarantee”), I, as Group U.S. Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, I advise you that, in my opinion:
(3)	when (i) the Indenture relating to the Notes has been duly authorized, executed and delivered, (ii) the Notes have been duly executed and authenticated in accordance with such Indenture, (iii) the text of the Guarantee has been endorsed on the Notes and duly executed by the Guarantor as contemplated in such Indenture, and (iv) the Notes have been issued and sold as contemplated in the Registration Statement:
(a)	the Notes will constitute valid and legally binding obligations of the Company, and

(b)	the Guarantee will constitute a valid and legally binding obligation of the Guarantor, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York in force on this date, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated the date hereof of Peter Herbel, General Counsel to the Guarantor, which opinion is being delivered to you by such counsel.
This opinion is furnished to you solely for your benefit and may not be used or relied upon by or published or communicated to any person or entity for any purpose whatsoever without my prior written consent.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantee and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Jonathan E. Marsh
Jonathan E. Marsh
Group U.S. Counsel